[METLIFE LOGO]

Nancy H. Badeer

Assistant General Counsel

MetLife

1095 Avenue of the Americas

New York, NY 10036

T: (212) 578-6810

F: (212) 251-1566

December 16, 2014

Re:	Initial Registration filed on December 16, 2014
Metropolitan Life Insurance Company

MetLife Shield Level SelectorSM

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed offering of a certain individual single premium deferred index-linked separate account annuity contract (the “Contract”) issued by Metropolitan Life Insurance Company (“Company”) under an initial Registration Statement filed on December 16, 2014 (the “Registration Statement”) and described therein, filed by the Company under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of the Company and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. The Company is duly organized and existing under the laws of the State of New York and has been duly authorized to do business and to issue annuity contracts by the New York Department of Financial Services.

2. The Contracts covered by the above Registration Statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectus (the “Prospectus”) included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the Contract and as referred to in the Prospectus.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Nancy H. Badeer
Nancy H. Badeer